UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2022

F-STAR THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37718	52-2386345
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eddeva B920 Babraham Research Campus

Cambridge, United Kingdom

CB22 3AT

(Address of principal executive offices)

+44-1223-497400

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Common stock, $0.0001 par value	FSTX	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01.	Other Events.

On January 5, 2022, F-star Therapeutics, Inc. (“F-star”) issued a press release announcing that Ares Trading S.A., an affiliate of Merck KGaA, Darmstadt, Germany (“Merck”), has exercised a fourth licensing option to develop another bispecific program under the ongoing immuno-oncology collaboration between F-star and Merck. Under the terms of the agreement, Merck will be responsible for all future development and commercialization costs and will pay future success-based milestones and royalties on any net sales, resulting from programs covered by the agreement. In May 2019, Merck exercised its option to bring a first program from the collaboration into its pipeline. In July 2020, Merck took an early option to a second program, and in March 2021, a third option was exercised. With the fourth option now exercised, the total potential remaining milestone-based revenue due to F-star from this immuno-oncology collaboration with Merck is approximately $765 million. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

The following exhibit is furnished with this report:

Exhibit Number	Description

99.1	Press release dated January 5, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F-STAR THERAPEUTICS, INC.

Date: January 6, 2022	/s/ Darlene Deptula-Hicks
Name: Darlene Deptula-Hicks
Title: Chief Financial Officer